EXHIBIT 23.1

[Deloitte & Touche LLP letterhead]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 8, 2016, relating to the consolidated financial statements of Penumbra, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the early adoption of Financial Accounting Standards Board Accounting Standards Update No. 2015-17, Balance Sheet Classification of Deferred Taxes) appearing in the Annual Report on Form 10-K of Penumbra, Inc. for the year ended December 31, 2015.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California

August 10, 2016